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                                                                    EXHIBIT 10.1

  DESCRIPTION OF CONSULTING ARRANGEMENT BETWEEN THE COMPANY AND JOHN F. GREENE

    In February, 1997, the Compensation Committee of the Board of Directors approved a consulting arrangement between the Company and Mr. John F. Greene, a director of the Company. Mr. Greene has invested considerable time and effort in facilitating and furthering the Company's pursuit of Gulf Coast opportunities and has contributed significantly to the Company's success in this region. The consulting arrangement is intended to compensate Mr. Greene for these and future services, based upon an informal agreement to pay Mr. Greene an annual retainer of $15,000 for services provided in direct connection with the Company's Gulf Coast activities.